EXHIBIT 2.1


                              AGREEMENT OF MERGER

     THIS AGREEMENT OF MERGER dated this 18th day of November, 1992, is entered into between GTE NORTHWEST INCORPORATED, a Washington corporation ("GTE Northwest") and CONTEL OF THE NORTHWEST, INC., a Washington corporation ("Contel Northwest").

                                  I. RECITALS

     1. WHEREAS, GTE Corporation, a New York corporation ("GTE"), now owns or will own at all times pertinent hereto, including the Effective Date of the merger, all of the common stock of GTE Northwest and Contel Northwest; and

     2. WHEREAS, GTE Northwest and Contel Northwest desire that Contel Northwest be merged into GTE Northwest and that GTE Northwest will be the surviving corporation; and

     3. WHEREAS, the laws of the state of Washington permit said merger; and

     4. WHEREAS, the outstanding capital stock of Contel Northwest consists of 536 shares of common stock; and

     5. WHEREAS, the outstanding capital stock of GTE Northwest consists of 15,960,000 shares of common stock.

     NOW THEREFORE, the parties mutually agree as follows:

                                  II. MERGER

     1. The manner of converting the shares of each of the constituent corporations into shares of the surviving corporation and such other provisions as are deemed necessary or desirable to accomplish the merger are appended hereto as Exhibit 1 as the Plan of Merger, and are incorporated herein by this reference.

     2. On the Effective Date of the merger, as defined in paragraph 3, the assets and liabilities of GTE Northwest and Contel Northwest shall be carried on the books of the surviving corporation at the amounts at which they are respectively carried on such date on the books of GTE Northwest and Contel Northwest, and the capital surplus and earned surplus of the surviving corporation shall be the sum of the respective capital surpluses and earned surpluses of GTE Northwest and Contel Northwest, subject in each case to such adjustment, eliminations or transfers as may be required to give effect to the merger. Except as from time to time restricted by contract or by statute, the aggregate amount of the net assets of GTE Northwest and Contel Northwest which was legally available for the payment of dividends immediately prior to merger, and the extent that the value thereof was not transferred to the stated capital by the issuance of shares or otherwise, shall continue to be legally available for the payment of dividends by the surviving corporation.

     3. This merger shall become effective upon the date of filing of Articles of Merger with the Secretary of State of the State of Washington, where the surviving corporation will be then domiciled, which date is herein called the "Effective Date."

     4. The merger may be abandoned or terminated at any time by mutual agreement of the Boards of Directors of the merging companies.

     5. This Agreement embodies the entire agreement and the understanding of the parties relating to its subject matter and supersedes any prior agreements and understandings relating thereto.

     6. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, this Agreement of Merger has been signed by the President or a Vice President and the Secretary or an Assistant Secretary of each of the corporations as of the day first above written, pursuant to the approval and authority duly given by resolutions adopted by the respective boards of directors.


ATTEST:                            GTE NORTHWEST INCORPORATED,
                                   a Washington corporation


                                  By:   LARRY J. SPARROW
- ---------------------                ---------------------------
 Assistant Secretary                     LARRY J. SPARROW
                                            President



ATTEST:                            CONTEL OF THE NORTHWEST, INC.,
                                   a Washington corporation



                                   By:   LARRY J. SPARROW
- ---------------------                 --------------------------
 Assistant Secretary                     LARRY J. SPARROW
                                            President

                                                                      EXHIBIT 1

                                PLAN OF MERGER

                                      OF

                         CONTEL OF THE NORTHWEST, INC.

                                     INTO

                          GTE NORTHWEST INCORPORATED


                                      I.

The Corporations Proposing to Merge

     Contel of the Northwest, Inc. (hereinafter referred to as "Contel Northwest"), a Washington corporation, will be merged into GTE Northwest Incorporated (hereinafter sometimes referred to as "GTE Northwest"), a Washington corporation, the latter being the surviving corporation, which is qualified to transact business as a foreign corporation in the states of Oregon, Idaho and Montana.

     Contel Northwest and GTE Northwest are hereinafter sometimes referred to collectively as the "constituent corporations."


                                      II.

Terms and Conditions of the Merger

The terms and conditions of the merger are as follows:

     (a) Contel Corporation, a wholly owned subsidiary of GTE Corporation, will distribute the common stock of Contel of the Northwest to GTE Corporation.

     (b) On the Effective Date of the merger, as defined in the Agreement of Merger, Contel Northwest will be merged into GTE Northwest, and GTE Northwest will exchange 920,272 shares of its common shares, valued at $50.46 per share as of March 31, 1992, or such additional shares as may be issued by the Company, for a total value of $46,436,925, with GTE Corporation for all of the outstanding shares of common stock (536 shares) of Contel Northwest.

     (c) No later than the Effective Date, the following securities of Contel Northwest shall be assumed by GTE Northwest or cancelled and exchanged for bonds issued by GTE Northwest:

Description of the Security                  Outstanding Amount
- ---------------------------                  -------------------

6-5/8% Promissory Note due 01/01/1993            $   520,000
5-1/8% Promissory Note due 04/01/1994                265,500
9.5  % Promissory Note due 03/01/1995                640,000
8-1/2% Promissory Note due 05/01/1996                920,000
8-1/4% Promissory Note due 04/01/1997                980,000
10.25% Promissory Note due 12/01/1997              6,000,000
8.375% Promissory Note due 05/05/1998              2,645,000
9-1/8% Promissory Note due 06/01/1999              1,470,000
8-3/4% Promissory Note due 02/01/2002              1,600,000
8.75 % Promissory Note due 01/15/2003                440,000
9.67 % Promissory Note due 09/15/2010             15,000,000
10.4 % Promissory Note due 10/01/2013             14,550,000


                                     III.

Articles of Incorporation and Surviving Corporation

     The Articles of Incorporation of the surviving corporation will not be affected by the merger.


                                      IV.

Bylaws of Surviving Corporation

     The Bylaws of GTE Northwest will be the Bylaws of the surviving corporation.


                                      V.

Additional Description of Surviving Corporation

     On the Effective Date, the directors of GTE Northwest shall become the directors of the surviving corporation.


                                      VI.

Approval of the Plan

     This Plan will be submitted for consideration to the Board of Directors of each of the constituent corporations for approval. If the Plan is duly approved by resolution of the Board of Directors of each of the constituent corporations, then the Plan will be submitted to the respective shareholders for approval in the manner required by the laws of the State of Washington.
In the event the Plan is duly approved by the stockholders, the Plan, together with the other appropriate documentation, will be filed, and the merger shall be made effective, in accordance with the laws of the State of Washington.